Exhibit 10.2

RESTRICTED SHARE AWARD AGREEMENT (EMPLOYEE)

This Restricted Share Award Agreement (“Agreement”) has been entered into as of the ____ day of ________, _____, between Hurco Companies, Inc., an Indiana corporation (the “Company”) and ___________________ (“Participant”), an employee of the Company or one of the Company's subsidiaries pursuant to the Company's 2008 Equity Incentive Plan (the “Plan”).

WHEREAS, the committee of the Board of Directors of the Company appointed to administer the Plan (the “Committee”), has made an award of Restricted Shares (as defined in the Plan; capitalized terms used in this Agreement and not defined herein shall have the meanings given to them in the Plan) to Participant pursuant to the terms and conditions as provided in the Plan and this Agreement; and

WHEREAS, the Company and Participant desire to set forth the terms and conditions of the award;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the Company and Participant agree as follows:

1.          Grant of Award. Subject to the terms and conditions stated in the Plan and this Agreement, the Committee hereby grants to Participant an award of ____ Restricted Shares. The date of this grant (the “Restricted Share Award Date”) is _________ __, ____.

2.          Representations of Participant. Participant hereby (a) accepts the award of Restricted Shares described in paragraph 1, (b) agrees that the Restricted Shares will be held by him or her and his or her successors subject to (and will not be disposed of except in accordance with) all of the restrictions, terms and conditions contained in this Agreement and the Plan, and (c) agrees that certificates, if any, evidencing the Restricted Shares shall bear the following legend or such other legend as the Company, from time to time, deems appropriate:

“The transferability of this certificate and the shares represented hereby are subject to the terms and conditions (including forfeiture) contained in the Hurco Companies, Inc. 2008 Equity Incentive Plan, and an Award Agreement entered into between the registered owner and Hurco Companies, Inc. Copies of the Plan and Award Agreement are on file in the office of the Secretary of Hurco Companies, Inc.”

3.          Vesting. Subject to the terms of the Plan, the Restricted Shares held by Participant shall become fully vested and nonforfeitable if he or she still is, and since the date of this Agreement has continuously been, employed by the Company or one of its subsidiaries [three years from the Restricted Share Award Date] [as to ______________________ [insert fraction, such as 1/3] of the Restricted Shares on a cumulative basis, on each of the [insert anniversary dates, such as first, second and third] anniversaries of the Restricted Share Award Date].

4.          Restricted Period. Except as otherwise provided in this Agreement or the Plan, Participant may not sell, assign, transfer, pledge or otherwise dispose of or encumber any of the Restricted Shares, or any interest therein, until his or her rights in such shares have vested in accordance with this Agreement (the “Restricted Period”). Any purported sale, assignment, transfer, pledge or other disposition or encumbrance in violation of this Agreement or the Plan will be void and of no effect. Participant may, at any time during the Restricted Period, waive all rights with respect to the Restricted Shares by delivering to the Company a written notice of such waiver.

5.          Rights as Shareholder. During the Restricted Period, and except as otherwise provided in the Plan, Participant shall have all the rights of a shareholder with respect to the Restricted Shares, including, but not limited to, the right to receive all cash dividends paid on the Restricted Shares and the right to vote the Restricted Shares. Stock dividends and shares issued as a result of any stock-split, if any, issued with respect to the Restricted Shares shall be treated as additional Restricted Shares and shall be subject to the same restrictions and other terms and conditions that apply with respect to, and shall vest or be forfeited at the same time as, the Restricted Shares with respect to which such stock dividends or shares are issued.

6.          Forfeiture. Except as provided in the Plan or determined by the Committee, in its sole discretion, upon termination of employment with the Company or one of its subsidiaries for any reason other than death or Disability, Participant shall forfeit all unvested Restricted Shares, and shall not receive any compensation for such forfeited Restricted Shares. Participant shall have no further rights as a shareholder of the Company with respect to the forfeiture, including, without limitation, any right to receive any distribution payable to shareholders of record on or after the date of such forfeiture. Except as provided in the Plan, if Participant’s employment with the Company or one of its subsidiaries is terminated by reason of death or Disability before any Restricted Period has expired, the Restricted Shares will become fully vested.

7.          Certificates or Book Entry. As soon as practicable after the Restricted Share Award Date, the Company shall issue stock certificates or establish book entries evidencing the Restricted Shares which will be registered in Participant’s name, and shall bear whatever legend the Committee shall determine, including, but not limited to, the legend set forth in paragraph 2. Any certificates issued shall be held by the Company pending vesting. To the extent the Restricted Shares become vested, the Company shall promptly provide Participant (or in the case of his death, his designated beneficiary) the certificates or book entries for the appropriate number of Shares.

8.          Withholding.   In connection with the delivery of Shares as a result of the vesting of Restricted Shares, Participant shall be required to satisfy all applicable tax withholding requirements by having the Company withhold otherwise deliverable Shares.

9.          Qualification of Rights. Neither this Agreement nor the existence of the award shall be construed as giving Participant any right to be retained as an employee of the Company or any of its subsidiaries.

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10.        Plan Controlling and Committee Determinations. The terms and conditions set forth in the Agreement are subject in all respects to the terms and conditions of the Plan, which are controlling. The Committee has full and complete authority, subject only to the express provisions of the Plan, to interpret the Plan and make all determinations deemed necessary or advisable for the administration of the Plan. All determinations and interpretations of the Committee shall be binding and conclusive upon Participant and his or her legal representatives.

11.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

12.        Notices. All notices and other communications required or permitted under this Agreement shall be written and shall be delivered personally or sent by registered or certified first-class mail, postage prepaid and return receipt required, addressed as follows: if to the Company, to the Company’s executive offices in Indianapolis, Indiana, and if to Participant or his or her successor, to the address last furnished by Participant to the Company. Each notice and communication shall be deemed to have been given when received by the Company or Participant.

13.        No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

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IN WITNESS WHEREOF, the Company and Participant have executed this Agreement as of the date first written above.

HURCO COMPANIES, INC.

By:
Michael Doar, Chairman and Chief Executive Officer

[Participant]

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